Exhibit 99.1

Contact:	Carl C. Gregory, III
President and CEO
Phone: 858-309-6961
Email: carl.gregory@encorecapitalgroup.com

ENCORE CAPITAL GROUP, INC. COMPLETES PUBLIC OFFERING
5,000,000 Common Shares at $11.00

San Diego, California, October 2, 2003 — Encore Capital Group, Inc. (NASDAQ: ECPG) announced the completion of the public offering by the Company and certain selling stockholders of 5,000,000 shares of Encore’s Common Stock at $11.00 per share. The proceeds to the Company from 3,000,000 shares offered by Encore, net of underwriters’ commissions and offering expenses, totaled approximately $30.2 million. In addition, Encore received approximately $500,000 in payment of the exercise price of options and warrants relating to shares offered by certain stockholders. The Company did not receive any of the proceeds from the 2,000,000 shares offered by certain stockholders. Following completion of the offering and the concurrent conversion of its outstanding Series A preferred stock, the Company has approximately 21 million common shares outstanding (approximately 23 million shares on a fully diluted basis).

Jefferies & Company, Inc. leads the underwriting team, with Brean Murray & Co., Inc. and Roth Capital Partners, LLC as co-managers for the offering. A copy of the prospectus relating to these securities may be obtained from the underwriters at the following addresses: Jefferies & Company, Inc., 520 Madison Avenue, 12th Floor, New York, N.Y. 10022; Brean Murray & Co., Inc., 570 Lexington Avenue, New York, N.Y. 10022-6822; or Roth Capital Partners, LLC, 24 Corporate Plaza, Newport Beach, Calif. 92660.

The selling stockholders have granted the underwriters a 30-day option to purchase up to 750,000 shares of Encore’s common stock solely to cover over-allotments. The over-allotment option will expire on October 31, 2003.

Encore Capital Group, Inc. is an accounts receivable management firm that specializes in purchasing charged-off and defaulted consumer debt.